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                                                                    EXHIBIT 99.1

           REYNOLDS CHAIRMAN DAVID R. HOLMES ANNOUNCES PLANS TO RETIRE

DAYTON, Ohio, August 7, 2001 -- David R. Holmes, 60, chairman of The Reynolds and Reynolds Company (NYSE:REY) since 1990, today announced he will retire effective January 1, 2002.

Mr. Holmes served as president and chief executive officer of Reynolds and Reynolds from 1989 until May 1999, when Mr. Lloyd "Buzz" Waterhouse joined the company as president. Mr. Waterhouse was elected chief executive officer in November 2000.

"I'm very proud of the accomplishments of the Reynolds management team," said Mr. Holmes. "It's a fast-moving group with immense skill, market knowledge and customer focus. It's a cohesive group of people who work well together and are passionate about growing the company and the value we create for our customers and shareholders. I've never been more confident in the future of the company."

"This is a day of mixed feelings for me," said Mr. Waterhouse. "Naturally, I'm pleased with Dave's confidence in the company and the management team. Our potential for growth has never been stronger. On the other hand I, along with fellow members of the board and all Reynolds associates will miss Dave's leadership very much. We are deeply grateful for his efforts in leading Reynolds to become the successful company we are today."

Mr. Holmes will remain a member of the company's board of directors for the remainder of his term, which expires February 2002.

Mr. Holmes joined the company in 1984 as senior vice president of automotive systems, Computer Systems Division. In 1986, he was promoted to president, Computer Systems Division. As president of the Computer Systems Division, Mr. Holmes led the largest product development in Reynolds' history, the ERA(R) in-house computer system, which established Reynolds' market leadership position in the automobile dealership computer systems market. The following year he was named president and chief operating officer of the company. Mr. Holmes was named president and chief executive officer in 1989. In August 1990, he was also named chairman.

Mr. Holmes led Reynolds through explosive growth during the 1990s. During his 11 years as top executive, the company achieved record growth and established market leadership positions in each of its businesses. During that time, the company achieved 25 consecutive quarters of net income growth. Revenues grew from under $600 million to nearly $1.6 billion. The company's market value grew from under $140 million to over $2 billion today.

At the beginning of the new millennium, Mr. Holmes led the company through another transformation, by directing the sale of Reynolds' Information Solutions Group (now the Relizon Company) in 2000 to the Carlyle Group. "The sale allowed both Reynolds and Relizon to more aggressively leverage their strong positions and market presence. I'm pleased to report that both businesses are healthy and focused on growth," Mr. Holmes, said.

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In addition to his contributions to Reynolds, Mr. Holmes is generally recognized as a driving force behind the revitalization of Dayton and the region. He spearheaded the formation of the Downtown Dayton Partnership, an organization focused on continually strengthening the region's core.

As a key member and past co-chairman of the Downtown Dayton Partnership, he sparked the creation of, and led fundraising efforts for the RiverScape project, a $28 million revitalization of the downtown riverfront area. Under Mr. Holmes' leadership, Reynolds invested millions of dollars to renovate older buildings across from its main building on Ludlow Street in the downtown area to create Reynolds University and additional office space.

He chaired Dayton's 1992 United Way campaign, which remains one of the two most successful campaigns in the history of Dayton's United Way.

During commencement ceremonies held in May 2001, the University of Dayton recognized Mr. Holmes' extensive business and civic leadership by awarding him its highest accolade - an honorary Doctorate of Humane Letters. In May 1990, Mr. Holmes received a Doctor of Laws honoris causa from Northwood University.

Mr. Holmes serves on the board of directors of NCR Corporation and the Dayton Power and Light Company. He is a member of both the Dayton Business Committee and Area Progress Council, and also serves on Northwestern University's J.L. Kellogg Graduate School of Management Advisory Council. He is a member of the Miami Valley Economic Development Coalition Board of Directors, the Dayton Foundation Board of Directors, and Dayton Public Schools Business Advisory Council and Moraine Country Club.

He has served on the board of trustees of the Dayton Metropolitan YMCA, Wright State University Foundation, WDPR-FM, U.S. Air Force Museum Board of Trustees. He has served as a trustee for the Dayton Philharmonic Orchestra Association and the St. Elizabeth Medical Foundation, as well as the board of governors of the Chesapeake Bay Maritime Museum of St. Michaels, Md. and was a member of the American Management Association.

Mr. Holmes holds a bachelor's degree in political science from Stanford University and a master's degree in business administration from Northwestern University.

Reynolds and Reynolds, headquartered in Dayton, Ohio, is the leading provider of integrated information management solutions to the automotive retailing marketplace. The company's services include a full range of retail and enterprise management systems, networking and support, e-business applications, Web services, learning and consulting services, customer relationship management solutions, document management and leasing services. To find out more about the company, its vision, products and services, visit www.reyrey.com.

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Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on
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current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on August 11, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:
NEWS MEDIA                                  INVESTORS
Paul Guthrie                                John Shave
937.485.4216                                937.485.2633
paul_guthrie@reyrey.com                     john_shave@reyrey.com

Mark Feighery
937.485.4480
mark_feighery@reyrey.com